Exhibit 99.1

Endeavor Parent, LLC

Interim Report
Six Months Ended June 30, 2024 and 2023

ENDEAVOR PARENT, LLC
INTERIM REPORT FOR THE SIX MONTHS ENDED JUNE 30, 2024

ITEM 1. FINANCIAL STATEMENTS
ENDEAVOR PARENT, LLC
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(unaudited)
	June 30,	December 31,
ASSETS	2024	2023
CURRENT ASSETS:
Cash and cash equivalents	$895	$690
Receivables:
Accrued oil and natural gas revenues	726	727
Joint interest billings, net of allowance for credit loss accounts of $12 million and $12 million, respectively	48	29
Related parties (Note C), net of allowance for credit loss accounts of $1 million and $1 million, respectively	39	32
Accounts receivable - other	9	9
Total receivables, net	822	797
Inventories	84	83
Derivative contracts - short-term (Note H)	30	46
Prepaid expenses and other assets	18	17
Total current assets	1,849	1,633
PROPERTY AND EQUIPMENT:
Oil and natural gas property and equipment, full cost method, net ($254 million and $176 million excluded from amortization, respectively) (Note D)	9,687	8,917
Other property and equipment, net (Note D)	575	571
OTHER NON-CURRENT ASSETS:
Related parties (Note C)	5	8
Derivative instruments - long-term (Note H)	8	9
Other	70	62
Total Assets	$12,194	$11,200
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable:
Trade	350	459
Oil and gas revenue	759	704
Accrued expenses	162	231
Distributions payable	231	-
Taxes payable	161	2
Derivative contracts (Note H)	13	9
Asset retirement obligations (Note G)	15	15
Other current liabilities	19	20
Total current liabilities	1,710	1,440
OTHER LONG-TERM LIABILITIES	33	37
LONG-TERM DEBT (Note E)	913	913
DEFERRED TAXES (Note M)	1,807	57
DERIVATIVE CONTRACTS (Note H)	-	1
ASSET RETIREMENT OBLIGATIONS (Note G)	257	245
COMMITMENTS AND CONTINGENCIES (Note I)
MEMBERS' EQUITY
Members' equity (Note N)	7,454	8,494
Accumulated other comprehensive (loss) income (Note H)	20	13
Total members' equity	$7,474	$8,507
Total Liabilities and Members' Equity	$12,194	$11,200

The accompanying notes are an integral part of these consolidated financial statements.

ENDEAVOR PARENT, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2024	2023
Operating revenues:
Oil sales	$2,908	$2,529
Natural gas and NGL sales	291	334
Service company revenue	14	14
Total operating revenues	3,213	2,877
Operating expenses:
Lease operating expense	389	337
Production taxes	149	139
Service company operating expenses	12	13
Depletion, depreciation, amortization and accretion	650	513
General and administrative expense	64	60
Other, net	-	(2)
Total operating expenses	1,264	1,060
Income from operations	1,949	1,817
Other income (expense):
Gain (loss) from derivative instruments, net	4	(8)
Interest (expense) income, net	(12)	6
Transaction costs	(3)	-
Other income (expense)	(5)	(3)
Total other income (expense)	(16)	(5)
Income before taxes	1,933	1,812
Taxes:
Provision for income taxes	2,052	13
Net income (loss)	$(119)	$1,799
Other comprehensive income (loss)
Commodity cash flow hedging derivative instruments (Note H):
Change in fair value of cash flow hedges, net	$7	$4
Total other comprehensive net income	7	4
Total comprehensive income (loss)	$(112)	$1,803

The accompanying notes are an integral part of these consolidated financial statements.

ENDEAVOR PARENT, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY AND
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
(dollars in millions)
(unaudited)

	Members' Equity	Accumulated Other Comprehensive Income (loss)	Total
Balance, December 31, 2022	$7,032	$(1)	$7,031
Net income	929	-	929
Distributions	(156)	-	(156)
Cash flow hedges	-	3	3
Balance, March 31, 2023	$7,805	$2	$7,807
Net income	870	-	870
Distributions	(109)	-	(109)
Cash flow hedges	-	1	1
Balance, June 30, 2023	$8,566	$3	$8,569

	Members' Equity	Accumulated Other Comprehensive Income (loss)	Total
Balance, December 31, 2023	$8,494	$13	$8,507
Net loss	(912)	-	(912)
Distributions	(350)	-	(350)
Cash flow hedges	-	4	4
Balance, March 31, 2024	$7,232	$17	$7,249
Net income	793	-	793
Distributions	(571)	-	(571)
Cash flow hedges, net	-	3	3
Balance, June 30, 2024	$7,454	$20	$7,474

The accompanying notes are an integral part of these consolidated financial statements.

ENDEAVOR PARENT, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(119)	$1,799
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	650	513
Amortization of deferred debt costs	-	1
Deferred taxes	1,750	7
Net (gain) loss on derivative instruments	(4)	8
Net cash (payment) receipts from settled derivatives	31	4
Other	-	(2)
Asset retirement expenditures	(24)	(17)
Change in assets and liabilities:
Accounts receivables	(28)	(52)
Prepaid expenses and other assets	(18)	(24)
Accounts payables and accrued liabilities	(60)	56
(Decrease) increase in taxes payable	159	3
(Decrease) increase in long-term liabilities	15	-
Net cash provided by operating activities	2,352	2,296
Cash flows from investing activities:
Oil and gas properties additions	(1,277)	(1,553)
Property acquisitions	(145)	(8)
Proceeds from sales of assets	15	7
Other property and equipment additions	(49)	(93)
Contribution to equity method investments	(1)	-
Net cash used in investing activities	(1,457)	(1,647)
Cash flows from financing activities:
Purchases of Senior Notes	-	(71)
Cash distributions to members	(690)	(265)
Net cash used in financing activities	(690)	(336)
Net (decrease) increase in cash and cash equivalents	205	313
Cash and cash equivalents at beginning of period	690	1,585
Cash and cash equivalents at end of period	$895	$1,898
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$30	$34
Cash paid during the period for taxes	$144	$3
Supplemental disclosures of noncash investing and financing activities:
Addition to oil and gas properties resulting from recognition of future abandonment costs	$28	$11
Decrease in accrued capital expenditures	$(82)	$(15)
Accrued distributions payable	$231	$-
Net settlement of receivables for property and equipment	$3	$-

The accompanying notes are an integral part of these consolidated financial statements.

ENDEAVOR PARENT, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE A – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	NATURE OF OPERATIONS

For purposes of the accompanying consolidated financial statements, for periods (i) prior to November 13, 2023, references to “Endeavor,” the “Partnership” or the “Company” refer to Endeavor Energy Resources, L.P., and, as applicable, its consolidated subsidiaries, and (ii) on and after November 13, 2023, references to “Endeavor,” “Endeavor Parent” or the “Company” refer to Endeavor Parent, LLC and, as applicable, its consolidated subsidiaries. Furthermore, for periods (i) prior to November 13, 2023, these financial statements reflect the balances and accounts of Endeavor Energy Resources, L.P. and, as applicable, its consolidated subsidiaries, and (ii) on and after November 13, 2023, these financial statements reflect the balances and accounts of Endeavor Parent, LLC and, as applicable, its consolidated subsidiaries.

Founded in 2000 as the successor to the sole proprietorship of Autry C. Stephens, the Company is an independent oil and natural gas producer with oilfield service operations, pipeline subsidiaries and a finance subsidiary based in Midland, Texas. The Company’s focus is on the acquisition, exploration, development and exploitation of long-lived oil, natural gas and NGL reserves. The Company’s business activities are currently carried out primarily in the Permian Basin of West Texas.

On November 13, 2023, the Company underwent a reorganization, wherein Autry C. Stephens contributed all the issued and outstanding membership interests in Endeavor GP to Endeavor Manager. Immediately thereafter, in a transaction intended to be treated as a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, (i) Endeavor Manager contributed its entire membership interest in Endeavor GP, and all limited partners in the Partnership contributed their entire limited partnership interests in the Partnership, to Endeavor Parent, in exchange for membership interests in Endeavor Parent, and (ii) on the same date, Endeavor Parent filed an election to treat the Partnership as a qualified subchapter S subsidiary of Endeavor Parent effective as of the same date. This reorganization did not alter the ownership of the Partnership’s properties or assets or impact the nature or scope of the Partnership’s operations. As part of this reorganization, the Board of Managers of Endeavor GP was dissolved, and a Board of Managers of Endeavor Manager was put in place.  The members of the Board of Managers of Endeavor Manager are the same individuals that served on the Board of Managers of Endeavor GP, immediately prior to the date of the reorganization. Following the reorganization, the Partnership continues to operate its properties and assets. See Item 1. Our Business for a summary of the Company's organizational structure.

Endeavor Parent was formed in connection with the reorganization described above. Endeavor Parent is managed by its sole manager, Endeavor Manager. Endeavor Manager is managed by the Board of Managers and is owned and controlled by the Autry Stephens Management Trust, the sole trustee of which is Autry C. Stephens.

Effective January 1, 2024, the Company's tax status for U.S. federal income tax purposes was converted from an S-Corporation to a C-Corporation through a revocation of the Company's U.S. federal income tax status as an S-Corporation.

The oilfield service divisions of the Company are comprised of various Energy Services divisions, Bryant Ranch, Electrical Maintenance and Construction, ACS Pump & Supply and a wholly owned subsidiary, Environmental Disposal Systems, LLC.

The pipeline subsidiaries of the Company are comprised of Natural Gas Gatherers, Ltd., its wholly owned subsidiary, NGG Gathering Company, LLC, Barnett Gathering Company, LLC, Barnett Field Services, LLC and LCX Pipeline Company, LLC. The pipeline subsidiaries were formed or acquired to operate natural gas gathering systems.

DG Royalty, LLC, Wyatt Energy Partners, 1979 Royalties, LP and DRE Energy, LLC (the “Royalty Subsidiaries”) were formed to hold mineral interests, royalty interests, overriding royalty interests, and non-working interests in oil and natural gas properties.

EER Finance, Inc., a Delaware corporation (“EER Finance”) is a wholly owned subsidiary of the Company and was organized to serve as a co-issuer of the Senior Notes (see Note E - Debt). EER Finance does not have any operations, assets or liabilities other than with respect to the Senior Notes and other debt securities that may be issued in the future.

Sprouts Energy, LLC is a subsidiary of the Company and was formed in June 2022 for the purpose of jointly owning and operating a daycare facility with Diamondback E&P LLC. The Company and Diamondback E&P LLC each own fifty percent (50%) of the issued and outstanding limited liability membership interests of Sprouts Energy, LLC. Employees of the Company and Diamondback E&P LLC are eligible to apply for their children to attend the daycare.

Planned merger of the Company with Diamondback Energy, Inc.

On February 11, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Diamondback pursuant to which, among other things, the Company will merge with and into a wholly owned subsidiary of Diamondback (the “Diamondback Merger”). As a result of the Diamondback Merger, Diamondback will acquire 100% of the issued and outstanding equity interests of the Endeavor Parent, being the entity that directly and indirectly owns all the issued and outstanding equity interests of the Partnership. Subject to the terms and conditions of the Merger Agreement, all the Company’s equity interests will be converted into the right to receive, in the aggregate, (i) cash consideration consisting of a base cash amount of $8.0 billion, subject to adjustments and (ii) approximately 117.3 million shares of Diamondback common stock. The transaction was unanimously approved by the board of directors of Diamondback, and the Company has all necessary approvals. The Merger Agreement requires that the Company use commercially reasonable efforts to conduct the Company’s business in the ordinary course and consistent with past practices. Accordingly, the Merger Agreement contains certain interim operating covenants which limit the Company’s ability to take certain material actions without Diamondback’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), including, without limitation, making capital expenditures in excess of 115% of the Company’s approved capital budget, selling a material portion of the Company’s assets, amending or changing the organizational documents of the Company, or entering into certain material contracts.

2.	BASIS OF CONSOLIDATION

The accompanying consolidated financial statements of the Company as of June 30, 2024 and for six months ended June 30, 2024 and 2023, present the accounts of the Company, the oilfield service divisions and subsidiaries, the pipeline subsidiaries, the Royalty Subsidiaries and EER Finance subsidiary. All significant inter-company balances and transactions have been eliminated. The Company accounts for its interests in oil and natural gas ventures and working interests using the proportionate consolidation method. Under this method, the Company records its proportionate share of assets, liabilities, revenues and expenses.

3.	USE OF ESTIMATES

The preparation of our financial statements in conformity with GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management continually evaluates its estimates and assumptions based on available information and experience. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. Normal recurring adjustments are made to the financial statements to ensure that the financial statements are presented fairly in all material respects in accordance with GAAP. Such adjustments are of a routine nature and are reflected in the financial statements in the period in which they are made.

Areas of significance requiring the use of management’s judgments include the estimation of proved oil, natural gas and NGL reserves used in calculating depletion, the estimation of future net revenues used in computing ceiling test limitations and the estimation of future abandonment obligations used in recording asset retirement obligations. Estimates and judgments also are required in determining allowances for doubtful accounts, impairments of unproved properties and other assets, fair value measurements, deferred taxes and contingencies. We analyze our estimates and base them on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The process of estimating quantities of oil, natural gas and NGL reserves is complex, requiring significant judgment in the evaluation of all available geological, geophysical, engineering and economic data. The data for a given field may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, material revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure that our reserve estimates represent the most accurate assessments possible, subjective decisions and available data for our various fields make these estimates generally less precise than other estimates included in financial statement disclosures.

4.	CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

The Company considers cash on hand, cash on deposit in banks and money market mutual funds with an original maturity of three months or less to be cash and cash equivalents. The Company maintains its cash and cash equivalents at financial institutions that are insured by the Federal Deposit Insurance Corporation. At June 30, 2024 and December 31, 2023, our cash and cash equivalents exceeded what is federally insured. The Company has not experienced any losses from such accounts.

The Company periodically enters into time deposits with financial institutions. Income related to these investments is recorded in interest and other income in the Company's consolidated statements of operations. As of June 30, 2024 and December 31, 2023, the Company had $567 million and $266 million, respectively, in short-term money market funds, which was included in the Company’s cash and cash equivalents. The following table summarizes the Company’s cash and cash equivalents for the periods presented (dollars in millions):

Cash and cash equivalents:	June 30, 2024	December 31, 2023
Cash	$328	$424
Money market funds	567	266
Total cash and cash equivalents	$895	$690

5.	ACCOUNTS RECEIVABLE AND ALLOWANCE FOR CREDIT LOSSES

Substantially all of the Company’s accounts receivable result from oil, natural gas and NGL sales and other joint activity with other companies in the oil and natural gas industry. This concentration of customers may impact the Company’s overall credit risk, either positively or negatively, in that these entities may be similarly affected by industry-wide economic changes or other conditions. Receivables are generally not collateralized. The Company's principal exposure to credit risk is through the sale of its oil, natural gas and NGL production and its receivables associated with billings to joint interest owners. Accordingly, the Company classifies its receivables into two portfolio segments as depicted on the consolidated balance sheets as “Receivables—Accrued oil and natural gas revenues” and “Receivables—Joint interest billings.” Presented below are applicable disclosures required by Accounting Standard Update (“ASU”) 2016-13 for each portfolio segment.

Receivables— Accrued oil and natural gas revenues

The Company’s crude oil, natural gas, and NGL production from operated properties is generally sold to energy marketing companies, crude oil refining companies, and natural gas gathering and processing companies. The Company monitors its credit loss exposure to these counterparties primarily by reviewing credit ratings, financial statements and payment history. Credit terms are extended based on an evaluation of each counterparty’s creditworthiness. The Company has not generally required its counterparties to provide collateral to secure its accrued oil and natural gas revenues.

Receivables associated with oil, natural gas, and NGL sales are short term in nature and range anywhere from one to three months. There were no write-offs, recoveries or changes in the provision for credit losses on this portfolio segment during the six months ended June 30, 2024 and 2023.

Receivables—Joint interest billings

Joint interest and other receivables primarily arise from billing the individuals and entities who own a partial interest in the wells the Company operates. Joint interest receivables are due within 30 days. We evaluate delinquent receivables and create an allowance for doubtful accounts as deemed necessary.

The Company’s allowance for credit losses on joint interest receivables totaled $13 million and $13 million as of June 30, 2024 and December 31, 2023, respectively. The allowance was determined by considering a number of factors, primarily including the Company’s history of credit losses with adjustment as needed to reflect current conditions, the length of time accounts are past due, the ability to recoup amounts owed through netting of production proceeds, the balance of co-owner prepayments if any, and the co-owner’s ability to pay. There were no significant write-offs or recoveries for credit losses on this portfolio segment during the six months ended June 30, 2024 and 2023.

6.	INVENTORY

Inventories consist of pipe and other production equipment. Inventories are stated at the lower of average cost or net realizable value. For the six months ended June 30, 2024, the Company recorded a $1 million lower of cost or net realizable adjustment to inventories. For six months ended June 30, 2023, the Company did not record a lower of cost or net realizable value adjustment.

7.	OIL AND NATURAL GAS PROPERTIES

The Company follows the full cost method of accounting for oil and natural gas properties. Under this method of accounting all costs associated with the acquisition, exploration and development, including certain internal costs of oil, natural gas and NGL reserves are capitalized. Internal costs that are capitalized to the full cost pool represent management’s estimate of costs incurred directly related to exploration and development activities such as geological and other administrative costs associated with overseeing the exploration and development activities. Internal costs, including employee costs, related to production and operation of the properties are charged to expense as incurred. Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil, natural gas and NGL. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to amortization of capitalized costs. Depletion of proved oil and natural gas properties is calculated using the unit-of-production method, whereby capitalized costs of oil and natural gas properties including the estimated future costs to develop proved reserves, are amortized over the total proved reserves.

In addition, the capitalized costs are subject to a “ceiling test,” which limits such capitalized costs to the aggregate of the “estimated present value,” discounted at a 10 percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties. Unproved oil and natural gas properties are periodically assessed for impairment on a project-by-project basis. These impairment assessments are affected by the results of exploration activities, commodity price outlook, planned future sales or expirations of all or a portion of such projects. If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, the Company will transfer all or a portion of the leasehold costs to the full cost pool and such costs are then subject to amortization.

8.	OTHER PROPERTY AND EQUIPMENT

Other property and equipment are carried at their cost basis. The cost of maintenance and repairs is charged to expense as paid; significant renewals and improvements are capitalized.

Upon retirement or disposition of other property and equipment the cost and related accumulated depreciation are removed from the accounts with the resulting gains or losses, if any, recognized in income. Depreciation of other property and equipment is computed using the straight-line method over the estimated useful lives of the property and equipment. The useful lives of the properties are as follows:

Lives
Buildings and leasehold improvements	10 - 30 years
Automobiles and light trucks	3 - 5 years
Heavy trucks and trailers	3 - 10 years
Service company equipment, pipeline and other equipment	3 - 15 years

Periodically, the Company evaluates long-lived assets for impairment when indicators of possible impairment are present. If the related asset exceeds the undiscounted cash flows, the carrying value is reduced to the asset’s fair value, and an impairment loss is recorded against long-lived assets. For the six months ended June 30, 2024 and 2023, the Company did not recognize a material provision for impairment on other property and equipment.

Leases

The Company enters into leases for drilling rigs and buildings and recognizes lease expenses on a straight-line basis over the lease term. Lease right-of-use assets and liabilities are initially recorded on the lease commencement date based on the present value of lease payments over the lease term. As most of the Company's lease contracts do not provide an implicit discount rate, the Company uses its incremental borrowing rate, which is determined based on information available at the commencement date of a lease. Leases may include renewal, purchase or termination options that can extend or shorten the term of the lease. The exercise of those options is at the Company's sole discretion and is evaluated at inception and throughout the contract to determine if a modification of the lease term is required. Leases with an initial term of 12-months or less are not recorded as a lease right-of-use asset and liability. See Note D - Oil and Natural Gas Properties, Other Property and Equipment and Lease Information for additional information.

9.	ENVIRONMENTAL COSTS

The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum, chemical or other substances at various sites. Environmental costs that relate to current operations are expensed or capitalized as appropriate. Costs are expensed when they relate to an existing condition caused by past operations and will not contribute to current or future revenue generation. Liabilities related to environmental assessments and/or remedial efforts are accrued when property or services are provided or can reasonably be estimated.

10.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company follows the provisions of the Derivatives and Hedging topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815 to account for its derivative financial instruments. Under this topic, all derivative instruments, whether designated as hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in our results of operations and comprehensive income (loss). If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are recorded in other comprehensive income (loss) and are recognized in the statement of operations when the hedged item affects results of operations and comprehensive income (loss). If the derivative is not designated as a hedge, changes in the fair value are recognized in other income (expenses).

11.	REVENUE RECOGNITION

Oil, natural gas and NGL sales under the Company’s contracts are generally considered performed when the Company sells oil, natural gas and NGL production at the wellhead and receives an agreed-upon index price, net of any price differentials and costs to gather or transport the product, in some cases. The Company recognizes revenue when control transfers to the purchaser, generally at the wellhead, based on the net price received.

Oil sales. Upon review of current contracts with crude oil purchasers, it was determined that oil production is sold at the outlet of the wellhead, and purchasers typically take custody, title and risk of loss of the product and, therefore, control, as defined under ASC 606, Revenue from Contracts with Customers, typically passes at the delivery point.

Natural gas and NGL sales. The Company reviewed its natural gas contracts with natural gas purchasers. Based on the terms of the contracts, the majority of the Company’s natural gas production is sold at the wellhead, and the purchaser typically takes custody, title and risk of loss of the product and, therefore, control, as defined under ASC 606, typically passes at the delivery point.

Service company revenues. The Company recognizes revenue during the normal course of business and performance obligations are generally considered performed when the Company sells products or completes services for customers.

Disaggregation of revenues. The Company recognizes revenues from the sale of oil, natural gas and NGL to customers and presents them disaggregated on the Company’s consolidated statements of operations. Substantially all of the Company’s revenues are earned in the geographical region of the Permian Basin.

12.	ASSET RETIREMENT OBLIGATIONS (ARO)

In accordance with the Asset Retirement and Environmental Obligations topic of the FASB ASC 410, the Company recorded the present value of estimated future abandonment cost, represented by the summation of additional liabilities incurred and revisions of estimates as of June 30, 2024 and December 31, 2023. See Note G - Asset Retirement Obligations. The Company will adjust the abandonment liability associated with its oil and natural gas wells as they are completed or abandoned, or as estimates of future abandonment costs fluctuate. We measure the future cost to retire our tangible long-lived assets and recognize such cost as a liability for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction or normal operation of a long-lived asset.

We measure the future cost to retire our tangible long-lived assets and recognize such cost as a liability for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction or normal operation of a long-lived asset. The fair value of a liability for an asset’s retirement obligation is recorded in the period in which it is incurred if a reasonable estimate of fair value can be made, and the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, the difference is recorded in oil and natural gas properties. The Company’s asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. The Company estimates the future plugging and abandonment costs of wells, the ultimate productive life of the properties, a risk-adjusted discount rate and an inflation factor in order to determine the current present value of this obligation. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligation liability, a corresponding adjustment is made to the oil and natural gas property balance.

13.	INCOME TAXES

The financial statements of the Company account for deferred tax assets and liabilities in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities.

For all periods prior to January 1, 2024, the Company (as the continuation of the historical S-Corporation of the Partnership) was classified as an S-Corporation for U.S. federal income tax purposes and certain applicable state laws. S-Corporations are not subject to U.S. federal income tax at the entity level. Effective January 1, 2024, Endeavor Parent revoked its classification as an S-Corporation for U.S. federal income tax purposes and became a C-Corporation subject to U.S. federal income taxes. U.S. federal and state taxes are assessed at the entity level and deferred tax liabilities of $1,807 million and $57 million have been recorded as of June 30, 2024 and December 31, 2023, respectively, resulting from a book to tax difference in asset carrying amounts. Uncertain tax positions may change in the next twelve months; however, the Company does not expect any possible changes to have a significant impact on our comprehensive income (loss) or financial position. See Note M - Income Taxes for additional information related to this conversion and other income tax information.

14.	LONG-TERM DEBT PREMIUM AND DEFERRED DEBT COSTS

The Company records premiums associated with the Senior Notes as a component of long-term debt which are amortized over the term of the Senior Notes.

The Company's deferred debt costs related to its Senior Notes are reported as a direct reduction from the carrying amount of the long-term debt liability. The Company amortizes deferred debt costs on a straight-line basis over the life of the respective long-term debt as a component of interest expense.

The Company's deferred debt costs related to its revolving credit facility are reported as other prepaid and other assets as of June 30, 2024 and other noncurrent assets as of December 31, 2023. The Company amortizes deferred debt costs on a straight-line basis over the life of the revolving credit facility as a component of interest expense.

15.    RECENTLY ADOPTED ACCOUNTING STANDARDS

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which is effective for fiscal years beginning after December 15, 2024 with early adoption permitted. The amendments in this Accounting Standard Update are focused on income tax disclosure requirements, primarily related to income tax rate reconciliation and income tax paid, with prospective application to a company's consolidated financial statements recommended. The Company is currently assessing the impact of this new accounting standard on its disclosures.

16.	FAIR VALUE

The Company values financial instruments as required by GAAP (ASC 820). The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximate fair value because of the short maturity of these instruments. The carrying amount of long-term debt approximates fair value because the interest rate on this instrument is variable. The fair value of derivative financial instruments is the amount at which they could be settled, based on quoted market prices.

Certain of the Company’s financial and nonfinancial assets and liabilities are reported at fair value on the accompanying consolidated balance sheets. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy that prioritizes the relative reliability of inputs used in fair value measurements. The hierarchy gives highest priority to Level 1 inputs that represent unadjusted quoted market prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are directly or indirectly observable inputs other than quoted prices included within Level 1. Level 3 inputs are unobservable inputs and have the lowest priority in the hierarchy. ASC 820 requires that an entity give consideration to the credit risk of its counterparties, as well as its own credit risk, when measuring financial assets and liabilities at fair value. See Note J -  Fair Value for additional information.

NOTE B – CONCENTRATIONS OF CREDIT RISK

The Company’s accounts receivable consists principally of uncollateralized sales to customers in the oil and natural gas industry and working interest owners. The concentration of credit risk in a single industry affects the Company’s overall exposure to credit risk because customers may be similarly affected by changes in economic and other conditions.

In addition, our cash and cash equivalents balances held at third-party financial institutions exceed amounts insured by the Federal Deposit Insurance Corporation (“FDIC”), which could expose the Company to liquidity risk in the event that any such institutions are unable to deliver such amounts to the Company upon a withdrawal request as a result of insufficient cash reserves or otherwise.

NOTE C – RELATED PARTY TRANSACTIONS

The Company either receives revenues or is billed for services provided by entities wholly or partially owned by Autry C. Stephens, a member of Endeavor Parent, LLC and chairman of the Board of Managers.

Oasis Transportation and Marketing Corporation (“Oasis”), an entity in which Mr. Stephens is a majority owner, purchases a portion of our crude oil under the terms of a written contract. The contract may be terminated by either party without penalty upon 30 days’ notice. Under the terms of this contract Oasis purchases and transports crude oil produced from some of our Midland Basin operated wells at Oasis’s resale price less a transportation rate that is equal to or less than the rate that would be charged by unaffiliated parties.

Blue Streak Transportation, Inc., an entity indirectly controlled by Mr. Stephens, provides fuel and fuel delivery services to us under the terms of a written contract. The contract may be terminated by either party without penalty upon 30 days’ notice. In April 2021, Advanced Stimulation Technologies, Inc., a related party, acquired Blue Streak Transportation, Inc.

Advanced Stimulation Technologies, Inc. (“AST”), an entity that was wholly owned and controlled by Mr. Stephens, provides well fracturing, stimulation and cementing services to the Company at prices agreed upon by the parties from time to time, all in accordance with the terms of a written contract. In December 2023, the Company entered into an 18-month contract with AST for hydraulic fracturing and related services. This contract may be terminated by Endeavor upon 90 days’ notice. Mr. Stephens sold his entire interest in AST to a third party in June of 2024, and as such, the Company will no longer consider transactions after such date as related party.

ACME Energy Services, Inc. (“ACME”), an entity wholly owned by Mr. Stephens, has provided or provides oilfield services to the Company. The services provided include drilling and natural gas pipeline services in Texas, Oklahoma and Kansas, at market rates and terms. The oilfield services contract that the Company has with ACME may be terminated by either party without penalty upon 30 days’ notice. ACME also purchases natural gas from the Company in Oklahoma and Texas. The Company, through its oilfield service companies and pipeline subsidiaries, also bills for services provided to ACME. During the second quarter of 2024, ACME sold its interest to Endeavor in certain pipelines, compressor stations and surface facilities to settle certain receivables due to the Company. The Company has approximately $1 million in related party receivables due from ACME as of June 30, 2024.

The activities associated with related parties for the six months ended June 30, 2024 and 2023, respectively, are reflected in the table below (dollars in millions).

	Six Months Ended June 30,
	2024	2023
Relationships with affiliates to purchase oil and natural gas (revenue)
Oasis Transportation and Marketing Corporation	$182	$457
ACME Energy Services, Inc	$-	$1

Relationships with affiliates to provide services (cost)
Advanced Stimulation Technologies, Inc.	$150	$177
Other	1	1
Blue Streak Transportation, Inc.	-	1
	$151	$179

The following tables summarize the current and non-current related party receivables and payables as of June 30, 2024 and December 31, 2023 (dollars in millions).

	Current
	June 30, 2024	December 31, 2023
Related Party	Accounts Receivable	Accounts Receivable
Oasis Transportation and Marketing Corporation - Oil and natural gas sales receivable	$34	$28
Employee Joint Interest Billings, net of allowance of $1 million and $1 million, respectively	2	2
ACME Energy Services, Inc.	1	1
Others	2	1
Total current related parties receivables	$39	$32

	Non-Current
	June 30, 2024	December 31, 2023
Related Party Entity	Accounts and Notes Receivable
Autry C. Stephens	$1	1
ACME Energy Services, Inc.	—	$3
Other	—	1
Total related party receivables	$1	$5

Related party investments	Investments
Sprouts Energy LLC	$3	$2
Saltwater Partners #1 SWD, LLC	1	1
Total related party investments	4	3
Total other non-current related party assets	$5	$8

Agreements and Relationships with Employees

Since our inception in 2000 until 2016, the Company granted certain of our employees working interests in virtually all of our new oil and natural gas leases by allowing them to participate in our drilling activities. This practice was discontinued in 2016, and employees no longer participate in new leases. However, employees that were participants in the program prior to its discontinuance are able to participate in new wells drilled on leases in which they own working interests, but only to the extent of such working interests. The total employee participation in any well does not exceed 15%. We are reimbursed for costs associated with the employee joint working interest owners through the joint interest billing. Employees may defer payment of their joint interest billings beyond normal terms from time to time based on their individual financial circumstances. Ultimately, joint interest billing payment is made through the combination of application of oil and natural gas sales revenues and employee payments. The amount due from employees on open joint interest billing account was $2 million and $2 million at June 30, 2024 and December 31, 2023, respectively, and is included in current receivables-related parties in the accompanying financial statements.

NOTE D – OIL AND NATURAL GAS PROPERTIES, OTHER PROPERTY AND EQUIPMENT AND LEASE INFORMATION

The following is a summary of oil and natural gas properties and other property and equipment and the related accumulated depletion and depreciation as of June 30, 2024 and December 31, 2023, respectively (dollars in millions):

	As of June 30, 2024
	Oil and Gas Operations	Oilfield Service Companies	Pipeline Subsidiaries	Total
Oil and natural gas property and equipment
Proved properties	$16,592	$-	$-	$16,592
Unproved properties	254	-	-	254
Accumulated depletion and impairment	(7,159)	-	-	(7,159)
Oil and natural gas property and equipment, net	$9,687	$-	$-	$9,687
Buildings and land	$101	$47	$-	$148
Automobiles and light trucks	31	11	-	42
Service company, pipeline and other equipment	38	616	6	660
	170	674	6	850
Accumulated depreciation	(45)	(224)	(6)	(275)
Other property and equipment, net	$125	$450	$-	$575

	As of December 31, 2023
	Oil and Gas Operations	Oilfield Service Companies	Pipeline Subsidiaries	Total
Oil and natural gas property and equipment
Proved properties	$15,314	$-	$-	$15,314
Unproved properties	176	-	-	176
Accumulated depletion and impairment	(6,573)	-	-	(6,573)
Oil and natural gas property and equipment, net	$8,917	$-	$-	$8,917
Buildings and land	$97	$46	$-	$143
Automobiles and light trucks	35	12	-	47
Service company, pipeline and other equipment	40	595	6	641
	172	653	6	831
Accumulated depreciation	(46)	(208)	(6)	(260)
Other property and equipment, net	$126	$445	$-	$571

During January 2024, the Company closed an acquisition of deep leasehold rights for approximately $71 million. The Company funded the purchase price with cash on hand. The assets acquired in this acquisition consisted of approximately 10,980 net acres in Midland County, Texas. This acquisition was accounted for as an asset acquisition of unproved properties.

In addition, during February 2024, the Company, through its wholly owned subsidiary 1979 Royalties, L.P., closed an acquisition of approximately 7,182 net royalty acres in the Midland and Delaware Basins from an unrelated third party for an aggregate purchase price of $62 million (subject to customary closing and post-closing adjustments). The aggregate consideration for this acquisition consisted of approximately $62 million in cash paid to the seller. This acquisition was accounted for as an asset acquisition and the allocation of the purchase price, subject to customary post-closing adjustments, was approximately $34 million to proved properties and $28 million to unproved properties.

The following table provides the components of our depletion, depreciation, amortization and accretion expense for the six months ended June 30, 2024 and 2023, respectively (dollars in millions, except per BOE amounts):

	Six Months Ended June 30,
	2024	2023
Depletion of proved oil and natural gas properties	$593	$475
Depreciation of other property and equipment	49	30
Accretion of asset retirement obligations	8	8
Total depletion, depreciation, amortization and accretion expense	$650	$513

Leases

A lease provides the lessee the right to control the use of an identified asset for a period of time in exchange for consideration. Operating lease right-of-use assets and finance lease right-of-use assets (collectively “ROU Assets”) represent the Company’s right to use an underlying asset for the lease term. Operating lease liabilities and finance lease liabilities (collectively, “Lease Liabilities”) represent the Company’s obligation to make lease payments arising from the lease. The Company determines if an arrangement is a lease at inception. ROU Assets and Lease Liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company excludes short-term leases having initial terms of 12-months or less from ROU Assets and Lease Liabilities and recognizes rent expense on a straight-line basis over the lease term. In addition, the Company has leases, primarily related to drilling rig commitments, that began in December 2023 and extend for approximately two years. As a result, the Company has recorded ROU Asset and ROU Liabilities associated with the long-term contracts.

The Company has leases for its office spaces and certain equipment. Most operating leases contain renewal options that provide for rent increases based on prevailing market conditions. The Company has lease extension terms for our office spaces that have either been extended or are likely to be extended. The terms used to calculate the ROU Assets and Lease Liabilities for these properties include the renewal options that the Company is reasonably certain to exercise.

The discount rate used to determine the commencement date present value of lease payments is the interest rate implicit in the lease, or when that is not readily determinable, the Company utilizes its secured borrowing rate. ROU Assets include any lease payments required to be made prior to commencement and exclude lease incentives. Both ROU Assets and Lease Liabilities exclude variable payments not based on an index or rate, which are treated as period costs. The Company’s lease agreements do not contain significant residual value guarantees, restrictions or covenants.

Total operating lease drilling costs were approximately $55 million for the six months ended June 30, 2024. Maturities of Lease Liabilities as of June 30, 2024 are as follows (dollars in millions):

Operating
Leases
2024 Remaining	$9
2025	19
2026	-
2027	-
2028	-
Thereafter	$28

The component of lease drilling costs, including amounts recoverable from joint operating partners, are as follows (dollars in millions):

	Six Months Ended June 30,
	2024	2023
Short-term lease cost(a)	$45	$-
Operating lease cost(b)	10	-
Total lease cost	$55	$-

(a) Represents costs associated with short-term leases (those with a contractual term of 12-months or less) that are not included in the consolidated balance sheet.

(b) Represents costs associated with operating lease cost that are long-term lease (those with contractual terms of greater than 12-months) that are included in the consolidated balance sheet.

Cash flow information related to leasing activity is as follows (dollars in millions):

	Six Months Ended June 30,
	2024	2023
Investing cash flows:
Cash payments for operating and short-term leases (a)	$55	$-

(a) Represents costs associated with drilling operations that are capitalized as additions to oil and natural gas properties.

NOTE E – DEBT

The following table provides the carrying value and fair value of the Company’s long-term financial debt instruments that are not recorded at fair value in the consolidated balance sheets as of June 30, 2024 and December 31, 2023, respectively (dollars in millions):

	June 30, 2024		December 31, 2023
	Carrying Value	Fair Value	Carrying Value	Fair Value
2028 Senior Notes	907	915	907	911
Premium on 2028 Senior Notes	9	-	10	-
Total debt	916	915	917	911
Deferred debt costs	(3)	-	(4)	-
Long-term debt, net of deferred debt costs	913	915	913	911

The fair value of the Company’s consolidated debt obligation is a Level 2 valuation based on the observable inputs used for similar liabilities. The carrying amount of the Company’s revolving credit facility approximates its fair value as the applicable interest rates are variable and reflective of market rates.

Revolving Credit Facility

As of June 30, 2024, the borrowing base under our revolving credit facility was $5,000 million, and the Company had elected commitments of $1,500 million, with no advances outstanding and $2 million of letters of credit issued and outstanding, resulting in $1,498 million in available borrowing capacity. In addition, our revolving credit facility is current with a maturity date of March 12, 2025.

The revolving credit facility places limitations on excess cash balances, if amounts drawn on the revolving credit facility are outstanding, to the greater of (i) $150 million and (ii) 10% of elected commitments. Additionally the revolving credit facility provides for the release of collateral, as well as adjustment to utilization pricing margins if the Company is rated as investment grade by two out of the three major rating agencies (Moody’s, S&P or Fitch), referred to as an “Investment Grade Period.”

The revolving credit facility bears interest, at our option, based on Adjusted Term SOFR or the Base Rate, plus a margin. The following margins for advances are only applicable during any time other than the Investment Grade Period. SOFR advances bear interest at the SOFR for the applicable period plus a margin of 175 basis points to 275 basis points based on utilizations. Base Rate advances bear an interest rate at the prime rate (8.50 percent as of June 30, 2024) plus a margin of 75 basis points to 175 basis points based on our utilization of the facility.

During the Investment Grade Period, SOFR advances bear an interest rate at the SOFR for the applicable period plus a margin of 125 basis points to 187.5 basis points determined by reference to the Credit Rating applicable on such day. Base Rate advances bear an interest rate at the prime rate plus a margin of 25 basis points to 87.5 basis points determined by reference to the Credit Rating applicable on such day. We pay commitment fees ranging from 37.5 basis points to 50 basis points dependent on utilization and ranging from 15 basis points to 27.5 basis points during an Investment Grade Period.

Distributions may be made by the borrower to purchase its equity interests from its members and to its members for any purposes and fund loans to Autry C. Stephens or other members evidenced by a note containing current market provisions if the following conditions are met: no default or event of default exists, there is at least 20% of availability under the revolving credit facility, and the ratio of Net Funded Debt to Adjusted EBITDA calculated on a pro forma basis is less than 3.0 to 1.0. Prior to the revocation of the Company’s election to be taxed as an S-corporation for U.S. federal income tax purposes, the revolving credit facility permitted the Company to make cash distributions to the members up to the then applicable maximum combined federal income tax rate percentage of the quarterly taxable income of the Company; provided, however, that immediately before and after giving effect thereto no (i) default or event of default or (ii) borrowing base deficiency or requirement to make any mandatory prepayment of principal shall exist

Our revolving credit facility has numerous affirmative covenants. The revolving credit facility required financial covenants are as follows: (i) minimum Current Ratio of 1.00 to 1.00 calculated as a ratio of Current Assets to Current Liabilities on a quarterly basis (this ratio stood at 1.95 to 1.00 at June 30, 2024) and (ii) maximum Net Funded Debt to EBITDA ratio of 3.50 to 1.00 determined quarterly based on the ending net funded debt of that quarter divided by the previous four quarters’ EBITDA (this ratio stood at 0.00 to 1.00 at June 30, 2024). The Company was in compliance with all financial covenants under our revolving credit facility as of June 30, 2024. The lenders may accelerate all of the indebtedness under our revolving credit facility upon the occurrence and during the continuance of any event of default. The Credit Agreement governing our revolving credit facility contains customary events of default, including non-payment and breach of covenants. With certain specified exceptions, the terms and provisions of our revolving credit facility generally may be amended with the consent of the lenders holding a majority of the outstanding loans or commitments to lend.

Senior Notes

As of June 30, 2024 and December 31, 2023, the Company had $907 million in outstanding 2028 Senior Notes. The Senior Notes are guaranteed by certain of our subsidiaries, and interest on the Senior Notes is payable semi-annually. The following table summarizes the amount outstanding as of June 30, 2024, applicable interest rate and maturity date for the Senior Notes (dollars in millions):

2028 Senior Notes
Outstanding amount	$907
Interest rate	5.750%
Maturity date	January 30, 2028

During 2023, the Company entered into open market repurchases of its outstanding 2028 Senior Notes. As a result, the Company paid $71 million that included principal, accrued interest payable offset by the market discount as of the respective repurchase dates. In addition, the Company recorded a net gain on repurchases of $0.4 million primarily due to discounts on the repurchase of the 2028 Senior Notes.

The Company may on any one or more occasion redeem all or part of the 2028 Senior Notes, upon notice as provided in the indenture governing, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Senior Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning January 30 of the years indicated below, subject to the rights of holders of the Senior Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	2028 Senior Notes Redemption Prices
2024	101.916%
2025	101.437%
2026	100.000%
2027 and thereafter	100.000%

Maturities of debt at June 30, 2024, excluding deferred debt costs and premiums, were as follows (dollars in millions):

2024 Remaining	$-
2025	-
2026	-
2027	-
2028	907
Thereafter	-
$907

Interest (Expense) Income, Net

The following amounts have been incurred and charged to interest (expense) income, net for the six months ended June 30, 2024 and 2023 (dollars in millions):

	Six Months Ended June 30,
	2024	2023
Cash payments for interest	$(30)	$(34)
Amortization of issuance premium	1	1
Amortization of deferred debt costs	(1)	(2)
Net change in accruals	-	2
Total	(30)	(33)
Less: interest income	18	39
Interest (expense) income, net	$(12)	$6

NOTE F – SIGNIFICANT CUSTOMERS

Oil, natural gas and NGL sales to purchasers that accounted for more than ten percent of the Company’s revenue for the six months ended June 30, 2024 and 2023 were as follows:

	Six Months Ended June 30,
	2024	2023
Enterprise Crude Oil, LLC	16%	15%
DK Trading & Supply, LLC	14%	10%
Trafigura PTE	12%	*
Oasis Transportation and Marketing, Inc (a related party)	*	14%

* Purchaser did not represent 10% or more of the Company's revenues during the applicable period.

Because there are numerous other parties available to purchase the Company’s production, the Company believes that the loss of these purchasers would not materially affect its ability to sell crude oil, natural gas or NGL.

NOTE G – ASSET RETIREMENT OBLIGATIONS (ARO)

The changes to ARO during the six months ended June 30, 2024 are as follows (dollars in millions):

Six Months Ended
June 30, 2024
ARO, beginning of period	$260
ARO additions and dispositions, net	6
Asset retirement costs incurred	(24)
Accretion expense	8
Revisions of estimates	22
ARO, end of period	$272

NOTE H – DERIVATIVE CONTRACTS

The Company has entered into derivative instruments to mitigate a portion of its exposure to adverse market changes of hydrocarbon prices and electricity prices. Swap instruments require a sale of the hedged commodity at a fixed price and a purchase at a floating market price, as defined in each instrument, to a counterparty.

Collar instruments are the simultaneous purchase of a put option or “floor” and sale of a call option or “ceiling” for the hedged commodity at different fixed prices. Under the terms of these collar instruments, the Company generally does not pay or receive cash at inception of the instruments. Derivative instruments not designated as hedges are “marked to market” at each period end and the increases or decreases in fair values are recorded to earnings. The following table summarizes our outstanding swaps and collars for crude oil WTI price, oil basis, natural gas Henry Hub price, Waha basis and Electric Reliability Council of Texas (“ERCOT”) - ERCOT West 345 kV hub derivative contracts as of June 30, 2024:

Derivative Contracts - Oil	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	Accounting Treatment
Derivatives not designated as hedging instruments
Oil Collars - NYMEX WTI						Mark-to-Market
2024:
Volumes (MBbl)	-	-	4,416	3,588	8,004
Weighted average ceiling price per Bbl	$-	$-	$89.34	$89.30	$89.32
Weighted average floor price per Bbl	$-	$-	$62.19	$61.54	$61.90
2025:
Volumes (MBbl)	1,080	-	-	-	1,080
Weighted average ceiling price per Bbl	$89.53	$-	$-	$-	$89.53
Weighted average floor price per Bbl	$60.00	$-	$-	$-	$60.00
Oil Basis Swaps - NYMEX WTI Midland - Argus
2024:
Volumes (MBbl)	-	-	4,232	3,404	7,636
Weighted average price per Bbl	$-	$-	$1.21	$1.21	$1.21
2025:
Volumes (MBbl)	900	-	-	-	900
Weighted average price per Bbl	$1.22	$-	$-	$-	$1.22

Derivative Contracts - Natural Gas	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	Accounting Treatment
Derivatives not designated as hedging instruments
Natural Gas Price Swaps - NYMEX Henry Hub						Mark-to-Market
2024:
Volumes (MMBtu)	-	-	3,680	920	4,600
Weighted average price per MMBtu	$-	$-	$2.75	$3.51	$2.90
Natural Gas Collars - NYMEX Henry Hub
2024:
Volumes (MMBtu)	-	-	4,140	9,200	13,340
Weighted average ceiling price per MMBtu	$-	$-	$3.73	$3.83	$3.80
Weighted average floor price per MMBtu	$-	$-	$2.72	$2.61	$2.64
2025:
Volumes (MMBtu)	3,600	-	-	-	3,600
Weighted average ceiling price per MMBtu	$5.35	$-	$-	$-	$5.35
Weighted average floor price per MMBtu	$2.94	$-	$-	$-	$2.94
Natural Gas Basis Swaps - Waha
2024:
Volumes (MMBtu)	-	-	6,440	10,120	16,560
Weighted average price per MMBtu	$-	$-	$(0.84)	$(0.80)	$(0.82)
2025:
Volumes (MMBtu)	2,700	-	-	-	2,700
Weighted average price per MMBtu	$(0.45)	$-	$-	$-	$(0.45)

Derivative Contracts - Electricity	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	Accounting Treatment
Derivatives designated as hedging instruments
Electricity - Electric Reliability Council of Texas ("ERCOT") - ERCOT West 345 kV Hub						Cash flow hedges
2024:
Power Load Hedged (MWh)	-	-	178,848	154,560	333,408
Weighted average swap price ($/MWh)	$-	$-	$48.80	$40.85	$45.11
2025:
Power Load Hedged (MWh)	151,200	131,040	154,580	132,480	569,300
Weighted average swap price ($/MWh)	$40.85	$40.30	$46.76	$40.30	$42.20
2026:
Power Load Hedged (MWh)	129,580	-	-	-	129,580
Weighted average swap price ($/MWh)	$40.30	$-	$-	$-	$40.30

Derivative Gains and Losses

Net gains and losses on our derivative instruments are a function of fluctuations in the underlying commodity index prices as compared to the contracted prices and the monthly settlements (if any) of the instruments. Certain of our hedge contracts have been designated as cash flow hedges and as a result, the change in the fair value is reported in other comprehensive income (loss) and is reclassified to earnings when the forecasted transaction affects earnings. In addition, the Company has elected to not designate certain of our derivatives as hedging instruments for accounting purposes and, therefore, the Company does not apply hedge accounting treatment on these derivative instruments. Consequently, changes in the fair value of our oil and natural derivative instruments not designed as hedges and cash settlements on the instruments are included as a component of operating costs and expenses as either a net gain or loss on derivative instruments. Cash settlements of our contracts are included in cash flows from operating activities in our statement of cash flows. The following table presents the components of the net gain (loss) on derivative instruments for the periods indicated (dollars in millions):

	Location of Gain (Loss)	Six Months Ended June 30,
	Recognized in Income on Derivative	2024	2023
Gain (loss) on derivative instruments, net
Oil contracts	Gain (loss) from derivative instruments	$(19)	$24
Natural gas contracts	Gain (loss) from derivative instruments	23	(32)
Total gain (loss) from derivative instruments not designated as hedges		4	(8)
Electricity contracts	Lease operating expense	(2)	—
Total		$2	$(8)

The following tables represents our net cash receipts from (payments on) derivatives for the periods presented (dollars in millions):

	Location of Gain (Loss)	Six Months Ended June 30,
	Recognized in Income on Derivative	2024	2023
Cash receipts (payments) on derivative instruments, net:
Oil contracts	Gain (loss) from derivative instruments	$(1)	$8
Natural gas contracts	Gain (loss) from derivative instruments	32	(4)
Total cash receipts (payments) on derivative not designated as hedges		31	4
Electricity contracts	Lease operating expense	(2)	—
Total		$29	$4

The following table presents the effect of our derivative instruments designated as cash flow hedges on our Consolidated Statements of Operations and Comprehensive Income (Loss) for the periods presented.

	Change in Value Recognized in Other Comprehensive Income (Loss) on Derivatives
	Six Months Ended June 30,
Derivative in Cash Flow Hedging Relationships	2024	2023
Commodity derivatives - Electricity, net	$7	$4
Total	$7	$4

Derivative Fair Value

Our derivative contracts are carried at their fair value on our balance sheet using Level 2 inputs and are subject to enforceable master netting arrangements, which allow the Company to offset recognized asset and liability fair value amounts on contracts with the same counterparty. Our accounting policy is to not offset asset and liability positions in our balance sheets where applicable. The following tables present the gross amounts and classifications of our derivative assets and liabilities as of June 30, 2024, and December 31, 2023 (dollars in millions):

	As of June 30, 2024
	Current		Noncurrent
	Assets	Liabilities	Assets	Liabilities
Crude oil contracts	$5	$9	$-	$-
Natural gas contracts	13	4	-	-
Electricity price swaps	12	-	8	-
Total gross amounts presented in the balance sheet	$30	$13	$8	$-
Less: gross amount offset in the balance sheet	-	-	-	-
Net amounts	$30	$13	$8	$-

	As of December 31, 2023
	Current		Noncurrent
	Assets	Liabilities	Assets	Liabilities
Crude oil contracts	$20	$6	$-	$-
Natural gas contracts	20	2	-	-
Electricity price swaps	6	1	9	1
Total gross amounts presented in the balance sheet	$46	$9	$9	$1
Less: gross amount offset in the balance sheet	-	-	-	-
Net amounts	$46	$9	$9	$1

Accumulated Other Comprehensive Income (loss)

Accumulated other comprehensive income (loss) primarily reflects cumulative gain or loss on derivative instruments designated and qualified as cash flow hedges from inception less gains or losses previously reclassified from accumulated other comprehensive income (loss) into earnings. Gain or loss amounts related to cash flow hedges recorded in accumulated other comprehensive income (loss) are reclassified to earnings in the same period(s) in which the underlying hedge forecasted transactions affect earnings. If it becomes probable that a forecasted transaction will not occur, the related net gain or loss in accumulated other comprehensive income (loss) is immediately reclassified into earnings. The following tables present the components of accumulated other comprehensive income (loss) as reported on the Consolidated Balance Sheet at the dates indicated:

Cash flow hedges	Commodity Derivatives
Accumulated other comprehensive income, December 31, 2023	$13
Other comprehensive income for period, before reclassifications	5
Reclassification of losses (gains) to net income during period	2
Accumulated Other Comprehensive Income, June 30, 2024	$20

NOTE I – COMMITMENTS AND CONTINGENCIES

We are a party to proceedings and claims incidental to our business, including mineral trespass, oil and natural gas lease related title termination, expiration and top leases, unauthorized land usage, breach of contract, property damage, unpaid liabilities and declaratory judgment alleging breach of contract. While many of these other matters involve inherent uncertainty, the Company believes that the liability, if any, ultimately incurred with respect to such other proceedings and claims will not have a material adverse effect on our consolidated financial position as a whole or on our liquidity, capital resources or future results of operations and comprehensive income (loss). The Company will continue to evaluate proceedings and claims involving the Company on a regular basis and will establish and adjust any reserves as appropriate to reflect our assessment of the then current status of the matters.

The Company’s contractual obligations include long-term debt, asset retirement obligations, derivative liabilities, firm transportation commitments, purchase commitments, drilling and completion, compressor and other commitments. At June 30, 2024, the Company had the following contractual obligations and material commitments (dollars in millions):

	Payments Due by Period
Contractual obligations	Total	1 Year or Less	2-3 Years	4-5 Years	More than 5 Years
Long-term debt - principal (1)	$907	$-	$-	$907	$-
Long-term debt - interest (1)	190	56	104	30	-
Asset retirement obligations (2)	272	15	13	8	236
Derivative liabilities	13	13	-	-	-
Transportation Service Agreement (3)	28	11	17	-	-
Purchase commitments (4)	106	106	-	-	-
Drilling and completion commitments (5)	28	23	5	-	-
Compressor commitments (6)	128	62	62	4	-
Other commitments (7)	1	1	-	-	-
	$1,673	$287	$201	$949	$236

(1)
The interest and commitment payments presented above includes the accrued interest payable on our long-term debt as of June 30, 2024 as well as future payments calculated using the long-term debt’s fixed rates, stated maturity dates and principal amounts outstanding as of June 30, 2024. See Note E - Debt to the consolidated financial statements for additional information regarding debt.

(2)	Amounts represent costs related to expected oil and natural gas property abandonments related to producing properties by period, net of any future accretion.

(3)
The Company has a firm transportation agreement for dedicated capacity on a pipeline that connects with regional gathering systems and transports oil to the Gulf Coast. We have a long-term 21,000 Bbl per day average commitment.

(4)
The Company entered into purchase agreements for oil country tubular goods (“OCTG”) and materials that are expected to be used for the development of the Company’s oil and natural gas properties. These agreements are at fixed prices and quantities of such materials during 2024.

(5)
The Company, as of June 30, 2024, has entered into drilling rig and completion contracts with various third-party parties in the ordinary course of business to ensure rig and frac crew availability to complete the Company’s drilling and completions projects. As a result, certain of the Company's rig commitments being long-term, the Company has recognized a right-of-use assets and liabilities under ASC 842. See Note D - Oil and Natural Gas Properties, Other Property and Equipment and Lease Information for additional information related to the leases. In addition, certain of these commitments are not recorded in the Company's consolidated balance sheets as a result of contracts having an initial term of 12-months or less. Future minimum commitments as of June 30, 2024 total approximately $28 million.

(6)
The Company has entered into commitments for compressor rentals in the normal course of business for operating oil and natural gas properties. As a result, the Company's compressor rental commitments total $128 million. The Company's compressor rentals are subject to long-term contracts which are subject to substantive substitution rights and thus not considered a lease under ASC 842.

(7)	Other commitments related to a two-year lease of office space in Midland, Texas.

NOTE J – FAIR VALUE

The following table provides fair value measurement for the Company’s financial assets or liabilities carried at fair value as of June 30, 2024 (dollars in millions).

	Total	Fair value measurement using
	carrying value	Level 1	Level 2	Level 3
Derivatives:
Crude oil contract assets	$5	$-	$5	$-
Crude oil contract liabilities	$9	$-	$9	$-
Natural gas contract assets	$13	$-	$13	$-
Natural gas contract liabilities	$4	$-	$4	$-
Electricity price swap assets	$20	$-	$20	$-
Rabbi Trust:
Marketable securities held in Trust(1)	$23	$23	$-	$-

The following table provides fair value measurement information within the hierarchy for the Company’s financial assets and liabilities carried at fair value as of December 31, 2023 (dollars in millions):

	Total	Fair value measurement using
	carrying value	Level 1	Level 2	Level 3
Derivatives:
Crude oil contract assets	$20	$-	$20	$-
Crude oil contract liabilities	$6	$-	$6	$-
Natural gas contract assets	$20	$-	$20	$-
Natural gas contract liabilities	$2	$-	$2	$-
Electricity price swap assets	$15	$-	$15	$-
Electricity price swap liabilities	$2	$-	$2	$-
Rabbi Trust:
Marketable securities held in trust (1)	$19	$19	$-	$-

(1) The Company has selected investments held in a trust related to certain Non-Qualified Deferred Compensation Plan liabilities. These securities are classified as other noncurrent assets and other noncurrent liabilities in the consolidated balance sheets because funds are restricted and are not available for the Company to use in its operations. See Note L - Employee Incentive Plan for additional discussion.

The initial measurement of asset retirement obligations at fair value is calculated using discounted cash flow techniques and based on internal estimates of future retirement costs associated with oil and natural gas properties. Significant Level 3 inputs used in the calculation of asset retirement obligations include plugging costs and reserve lives. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable and derivative financial instruments. The Company places its cash and cash equivalents with creditworthy institutions. With respect to accounts receivable, these financial instruments primarily pertain to oil, natural gas and NGL sales and joint interest billings. These receivables are due from small to large companies engaged principally in oil and natural gas activities. Ongoing credit evaluations are performed. Payment terms are on a short‑term basis and in accordance with industry practices.

NOTE K – EMPLOYEE BENEFIT PLANS

The Company’s qualified 401(k) profit sharing plan is the Endeavor Parent, LLC 401(k) Plan (the “401(k) Plan”), which is open to all eligible employees of the Company. Eligible employees may elect to defer compensation through voluntary contributions to their 401(k) Plan accounts, subject to plan limits and those set by the Internal Revenue Service. The Company matches voluntary employee contributions at a rate of 100% for each dollar contributed up to 8% of an employee’s eligible compensation each payroll period, subject to certain limits. The Company may also make discretionary contributions each year. Total contributions made by the Company were $5 million and $4 million for the six months ended June 30, 2024 and 2023, respectively.

NOTE L – EMPLOYEE INCENTIVE PLANS

The Company maintains the Endeavor Energy Resources, L.P. Amended and Restated Incentive Compensation Plan (the “Incentive Plan”), which provides for the award of both short-term incentive compensation and long-term incentive compensation in the form of cash awards to eligible employees based on the Company's attainment of certain performance goals coupled with individual performance objectives each calendar year and the eligible employee's designated target percentage. As of June 30, 2024 and December 31, 2023, the Company accrued $17 million and $32 million, respectively, for the short-term incentive plan.

The long-term compensation cash awards granted pursuant to the Incentive Plan generally vest over a 3-year period and are payable on an annual basis, contingent on continued employment through the applicable payment date. As of June 30, 2024 and December 31, 2023, the Company accrued $4 million and $6 million, respectively, for the long-term incentive plan.

The Company maintains the Phantom Unit Plan, which provides for grants of phantom unit awards to certain eligible employees. The awards generally vest over a three-year period, contingent on continued employment, and provide for a cash payment equal to the unit value (calculated based upon the annual value of the Company’s proved reserves) multiplied by the number of phantom units subject to each award upon vesting, or under a change of control, in certain cases. As of June 30, 2024 and December 31, 2023, the Company had accrued $13 million and $33 million, respectively, related to these arrangements.

During the first quarter of 2024, the Company amended the Company's long-term incentive plan and Phantom Unit Plan in order to modify the treatment of outstanding awards upon certain qualifying “change of control” transactions.

The Company offers a Non-Qualified Deferred Compensation Plan (“NQDC Plan”) to a select group of our management and highly compensated employees. The NQDC Plan provides participants the opportunity to defer payment of certain compensation as defined in the NQDC Plan. As of June 30, 2024, the NQDC Plan obligations were $23 million and were included in other long-term liabilities in the consolidated balance sheets. The assets held by the NQDC Plan's trust are included in other noncurrent assets in the consolidated balance sheets. The NQDC Plan is managed by a third-party institution, and the deferred compensation and investment earnings are held as Company assets in a trust (the “Trust”). The assets in the Trust are restricted unless the Company becomes insolvent, in which case the Trust assets are subject to the claims of the Company's creditors.

NOTE M – INCOME TAXES

Effective January 1, 2024, the Company's Board of Managers elected to revoke the Company's status as an S-Corporation and convert the Company to a C-Corporation for U.S. federal income tax purposes. As a result, the Company will be taxed for U.S. federal income tax purposes as a C-Corporation after this effective date. The Company has recorded a federal deferred tax liability of $1,630 million and associated deferred tax expense. This amount represents the difference between the book basis of its assets and tax basis as determined as of January 1, 2024 primarily attributable to oil and natural gas properties. The following summarizes the Company's provision for income taxes for the periods indicated (dollars in millions):

	Six Months Ended June 30,
	2024	2023
Deferred taxes - C-Corporation conversion effect	$1,630	$-
Income tax provision	422	13
Provision for income taxes	$2,052	$13

During the six months ended June 30, 2024 and 2023, the Company recorded $422 million and $13 million, respectively, provision for income taxes. The Company income tax rate, excluding one-time deferred tax expense related to the C-Corporation conversion, was 22% and 1% for the six months ended June 30, 2024 and 2023, respectively.

As of December 31, 2023, the Company amended certain Texas Franchise tax returns to assert certain tax positions on certain drilling and experimental expenditures related to horizontal drilling and completion innovations, which reduced the Company's effective tax rate as a result of the Company recognizing $12 million, net of allowance of $3 million, in research and development tax credits during 2023. The Company anticipates that all research and development tax credits will be used on the 2023 Texas Franchise tax return, as such, no amounts have been included as deferred tax assets.

NOTE N – MEMBERS’ EQUITY

For the six months ended June 30, 2024, the Company made $690 million cash distributions to the members. In addition, in June 2024, the Company approved a $231 million distribution to be paid in July 2024. As a result, the Company accrued $231 million as distributions payable as of June 30, 2024.

For the six months ended June 30, 2023, the Company made $265 million in distributions to the members.

NOTE O – SUBSEQUENT EVENTS

In July 2024, the Company paid out $231 million in distributions to its members that was previously declared and accrued for in June 2024.

In July 2024, the Company amended multiple contracts with its largest natural gas and Natural gas liquids (“NGL”) purchaser, such that the Company is now obligated to take-in-kind approximately 30% of the Company’s current operated NGL production that is contractually committed to such purchaser. These volumes were previously sold to such purchaser at the wellhead. The contract amendments stipulate that the Company will take in-kind future NGL volumes produced within the committed acreage described in the amendments. Additionally, the contract amendments provide the Company with natural gas take-in-kind option rights allowing the Company to take-in-kind up to 100% of its' current and future natural gas volumes processed by such purchaser. Both the NGL and natural gas take in-kind volumes will be sold at market centers outside of the Permian Basin, which the Company believes will enhance price realizations. The amendments added approximately 18,000 net dedicated acres to the Company's contracts with the purchaser and extended the term of the Company's purchase contracts with the purchaser through 2038.

Management has evaluated subsequent events through August 13, 2024, the date the consolidated financial statements were available to be issued.